Press Release Source: Advance Nanotech, Inc.

Advance Nanotech Announces Closing of Private Placement for Its Homeland Security Subsidiary Owlstone Nanotech, Inc.

Thursday September 7, 9:15 am ET

NEW YORK--(BUSINESS WIRE)--Sept. 7, 2006--Advance Nanotech, Inc., (OTCBB:AVNA - News), the premier provider of financing and support services to drive the commercialization of nanotechnology related products for homeland security and display technologies, today announced that it has closed a private placement for common stock in its subsidiary Owlstone Nanotech, Inc. Pursuant to the offering, Owlstone will issue 500,000 shares to investors at $2.50 per share raising gross proceeds of $1.25 million. Upon closing of this offering Owlstone is valued at $28.75 million.

"We are delighted to have closed this offering and we plan to use the proceeds for the ongoing development and testing of the Owlstone Sensor in Homeland Security applications, both here in the United States and in the United Kingdom," said Bret Bader, CEO of Owlstone Nanotech.

Following the closing of this placement, Advance Nanotech will retain a majority ownership stake in Owlstone, with an option to convert its outstanding debt of $3,000,000 into additional shares of common stock.

"We are very pleased to have closed the initial round of this offering," said Magnus Gittins, chairman and CEO of Advance Nanotech. "We made our initial investment into Owlstone in May 2004 and in this short period of time the company has successfully matured from the University laboratory to its first product launch earlier this year. Owlstone now has sufficient resources of its own to accomplish its next milestones. Owlstone's success is a testament to our business model of working with our academic partners to identify and then subsequently support the building of nanotechnology businesses, expeditiously and cost-effectively."

Owlstone Nanotech uses leading-edge micro- and nano-fabrication techniques to create a chemical detection system one hundred times smaller and a thousand times cheaper than existing technology. Owlstone plans to partner with market leaders to integrate its technology into a wide range of commercial applications to allow the efficient and accurate detection of various chemical agents including contaminants, chemical warfare agents and potentially harmful gases. This revolutionary technology will help to redefine chemical detection systems, opening the door to new and innovative products across a wide-range of industries.

Owlstone Nanotech is the leading subsidiary within the Advance Nanotech Homeland Security Division. Following the announcement on August 14, 2006, Advance Nanotech's new Homeland Security Division includes thirteen related nanotechnologies providing solutions across two application areas: CBRNE Detection (Chemical, Biological, Radiation, Nuclear and Explosive), and Wireless Monitoring for cognitive awareness, triage and first response therapy. According to Fredonia, the market opportunity for chemical sensing in the United States alone is worth $5.4 billion. The division launched its first product earlier this year and has a customer base across the defense and industrial process control industries.

About Owlstone Nanotech, Inc.

Owlstone Nanotech is a pioneer in the commercialization of nanotechnology-based chemical detection products. Its initial commercial product is a revolutionary microchip spectrometer that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. There are numerous applications -- across industries from security and defense to automotive and healthcare -- that depend on the rapid, accurate detection and measurement of

chemical compounds. Owlstone works with market leaders within these applications to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information on Owlstone Nanotech, please visit www.owlstonenanotech.com.

About Advance Nanotech, Inc.

Advance Nanotech commercializes nanotechnology products across a range of industries including homeland security, display technology and medical devices.

We identify patented, patent-pending and proprietary technologies at leading universities and fund the additional development of such technologies in exchange for the exclusive rights to commercialize any resulting products. By partnering with universities and leveraging the infrastructure and multi-disciplinary human resources of our university partners, we reduce our cost base and mitigate risk.

After prototypes are proven within the lab and we develop a product roadmap and business plan, we form majority owned subsidiaries around the specific technology. We seek to return value to our shareholders through the sale or licensing of the technology, by securing additional financing for the subsidiary from the capital markets, or by successfully executing our business plan and consolidating its income as the majority shareholder. For more information on Advance Nanotech, please visit www.advancenanotech.com.

This news release contains forward-looking statements within the meaning of the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K and 10-K/A, recent and forthcoming Quarterly Reports on Form 10-Q and 10-Q/A, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Advance Nanotech, Inc.
William J. Spina, 781-383-0369 (Investor Relations)
ir@advancenanotech.com
or
Racepoint Group
Derek Brookmeyer, 415-694-6702 (Public Relations)
dbrookmeyer@racepointgroup.com

Source: Advance Nanotech, Inc.